          Grey Advertising Inc. and Consolidated Subsidiary Companies
                                 Exhibit - 11
     Statement Re: Computation of Net Income Per Common Share (Unaudited)


                                             FOR THE THREE MONTHS ENDED               FOR THE NINE MONTHS ENDED
                                                    SEPTEMBER 30,                           SEPTEMBER 30,
                                         --------------------------------------------------------------------------
                                               1994                1993                1994                1993
                                         --------------------------------------------------------------------------
 PRIMARY
   Average shares outstanding(1)            1,267,823            1,245,016           1,267,756           1,245,884
   Net effect of dilutive
     stock options-based on the
     treasury stock method
     using average market price                16,631               19,254              17,789              15,838
                                         --------------------------------------------------------------------------
     TOTAL                                  1,284,454            1,264,270           1,285,545           1,261,722
                                         ==========================================================================

Net Income                                 $3,348,000           $3,100,000         $11,638,000         $12,127,000
Less: Effect on divident
  requirements and the
  change in redemption value
  of redeemable preferred stock              (208,000)             (94,000)           (682,000)           (382,000)
                                         --------------------------------------------------------------------------
NET EARNINGS USED IN
  COMPUTATION                              $3,140,000           $3,006,000         $10,956,000         $11,745,000
                                         ==========================================================================
Per share amount                                $2.44                $2.38               $8.52               $9.31
                                         ==========================================================================

FULLY DILUTED
  Average shares outstanding(1)             1,267,823            1,245,016           1,267,756           1,245,884
  Net effect of dilutive stock
    options-based on treasury
    stock method using the
    period-end market price,
    if higher than average
    market price                               16,631               19,379              18,087              20,108
 Assumed conversion of 8.5%
   convertible subordinated
   debentures issued December 1983             50,999               51,000              50,999              51,000
                                         --------------------------------------------------------------------------

   TOTAL                                    1,335,453            1,315,395           1,336,842           1,316,992
                                         ==========================================================================

 NET INCOME                                $3,348,000           $3,100,000         $11,638,000         $12,127,000
 Less: Effect of dividend
   requirements and the
   change in redemption
   value of redeemable
   preferred stock                           (208,000)             (94,000)           (682,000)           (382,000)
 Add: 8.5% convertible
   subordinated debentures
   interest net of income
   tax effect                                  35,000               35,000             104,000             105,000
                                         --------------------------------------------------------------------------
 NET EARNINGS USED IN
   COMPUTATION                             $3,175,000           $3,041,000         $11,060,000         $11,850,000
                                         ==========================================================================
 Per share amount                               $2.38                $2.31               $8.27               $9.00
                                         ==========================================================================
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    (1) Includes 27,273 shares and 8,628 shares for 1994 and 1993, respectively, expected to be issued pursuant to the terms of the Senior Management
    Incentive Plan.

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